Lease Car Arrangement

Between     und

Vistaprint Schweiz GmbH    Dr Hauke Hansen
Brunngasse 6
Postfach 2522
CH-8401 Winterthur
(nachstehend „Arbeitnehmer“)

This document summarizes the arrangement between Hauke Hansen and Vistaprint regarding the private lease of a car. There is no company obligation towards the car, Hauke Hansen or the leasing agent.

The following provisions were agreed:

•	He would receive a maximum of € 1000 to cover leasing fees.

•	He can claim for fuel expenses for company use and will be reimbursed for this.

•	Upon signature of a new leasing contract, lease car provisions will be reviewed.

•	Expenses for servicing, cleaning and repairs will be reimbursed in line with normal use.

Place, Date:         Place, Date: Winterthur, 14 February 2013

/s/Hauke Hansen        /s/Peter Anderegg
Dr    Hauke Hansen        Peter Anderegg on behalf of Vistaprint Schweiz GmbH